Exhibit 10.1

June 18, 2012 Mr. Edward J. Lehner [REDACTED] Dear Eddie:
Roger W. Lindsay Sr. VP Human Resources roger.lindsay@ryerson.com 312.292.5040 Direct 312.292.5320 Fax 227 W. Monroe, 27th Floor Chicago, Illinois 60606

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer of Ryerson Inc. (the “Company”) reporting to the Chief Executive Officer.

Below are the general terms and conditions of our offer. The Effective Date of this Agreement will be the date you are notified by me of the successful completion of a background investigation and your start date will be 1st August, 2012. This offer is contingent upon verification of your eligibility to work in the United States and execution by you of the Company’s standard application form and employee confidentiality and trade secret agreements.

COMPENSATION

Your base annual salary will be $450,000, to be paid periodically in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all required withholdings. Additionally, you will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) program, commencing with the year 2012. Any 2012 payout will be prorated for the time you are employed by Ryerson. The AIP is 75% of base salary for “on-target” performance.

On joining the company you will receive a one-time $200,000 gross payment. This payment will be repayable in the event that you voluntarily leave the company without Good Reason within two years of your start date. Any repayment obligation will be due within 90 days of your resignation without Good Reason. For purposes of this Agreement, you shall have Good Reason to resign from the Company if, without your prior written agreement: (i) your base salary is reduced; (2) your duties and responsibilities with the Company are materially changed; (3) your participation in the AIP is discontinued; and/or (4) you are assigned duties inconsistent with your status or position.

You will be eligible to participate in the Company’s Participation Plan (the “Plan”) subject to the terms and conditions of the Plan, with an allocation of performance units equal to 1.0 percentage point of the management allocation.

Mr. Edward Lehner

VACATION

You will be entitled to two (2) weeks of paid vacation for the balance of 2012 and four (4) weeks of paid vacation annually thereafter.

BENEFITS

You and your qualified dependents will be eligible for coverage under the Company’s health insurance programs, which provide medical, dental and vision benefits under the terms of those plans. In addition, the Company provides life insurance, short-term and long-term disability benefits and voluntary life and accidental death and dismemberment insurance. You will also be eligible to enroll in the Company’s 401(k) plan.

TEMPORARY LIVING

The company will, for a maximum period of twelve months from your start date (the “Temporary
Living Period”), provide you with financial support to cover your temporary living expenses in
Chicago. This financial support will be at a level sufficient to cover the following: (1) the rent of a studio apartment in the loop area of Chicago; (2) reasonable household living expenses including utilities, telephone, cable, rental furniture and internet access; and (3) one round trip economy ticket per week to Cleveland. All other expenses will be a cost to you.

RELOCATION ASSISTANCE

After your Temporary Living Period ends, the Company will provide relocation assistance, including home sale closing costs and real estate agent fees, home purchase closing costs, packing and transportation of household goods, two house hunting trips, final move expenses, and tax gross up per
Ryerson policy, which provides a payment equal to the tax on the taxable reimbursements. Moving arrangements would be handled by Ryerson’s relocation management provider.

AT WILL EMPLOYMENT

Except as otherwise provided herein, your employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without cause. We ask that you give us at least 30 days’ notice if you wish to terminate your employment.

Mr. Edward Lehner

SEVERANCE

In the event that the Company terminates your employment without Cause, then the Company shall pay you fifty-two (52) weeks (the “Severance Period”) of your then current base salary, which payment shall (a) be subject to and reduced by all necessary and required withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c)
be contingent upon your execution of a mutual release acceptable to you and the Company, through which you will release the Company and its affiliates from any and all claims and the Company and its affiliates shall similarly release you from any and all claims, as well as a non-compete agreement which shall limit you from competing with the Company during the Severance Period to the extent allowed by applicable law.

For purposes of this Agreement, the term Cause shall mean: (1) your repeated failure or refusal to perform your material duties and responsibilities provided such failure or refusal is not cured within 30 days of your receipt of the Company’s written notice thereof; (2) the willful misappropriation of the funds or property of the Company; and (3) indictment, arrest or conviction in a court of law for, or the entering of a plea of guilty or no contest to, a felony.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted and administered consistent with this intent. If this Agreement provides for multiple severance payments, each separate payment provided pursuant to its terms shall be treated as a separate
“payment” for purposes of Section 409A. In addition, if you are properly deemed a “specified employee” within the meaning of Section 409A, as determined by the Company under its Section 409A administrative policies, any severance payment made to you under this Agreement shall not be made earlier than six (6) months after the Termination Date to the extent necessary not to incur additional tax under Section 409(a)

Notwithstanding the foregoing, the Company’s obligation to make severance payments to you, if any, pursuant to this paragraph shall terminate in the event you secure employment, either as an employee or an independent contractor, with Platinum Equity LLC or one of its affiliates. Upon the expiration of the Company’s obligation to make severance payments, any non-compete agreement will likewise terminate.

Mr. Edward Lehner

NO EXISTING AGREEMENT VIOLATION

You warrant to the Company that you are not aware of any existing agreement between you and any third party that prohibits your employment by the Company. Further, to the extent that you are party to any confidentiality or nondisclosure agreement, you agree to comply with all such agreements and to not use any confidential trade secret information of any third party while employed by the Company.

GENERAL

You agree that the provisions of this letter are severable; and if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable then, in such event, a court shall fix the terms of this agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the state of Illinois, without giving effect to its conflict of law principles.

Should you have any questions about this letter, please contact Roger Lindsay at 312-292-5040. Two copies of this letter are enclosed. Please sign both copies and return one to me.

Very truly yours,

/s/ Roger W. Lindsay
Roger W. Lindsay Senior Vice President, Human Resources

AGREED TO AND ACCEPTED:

/s/ Edward J. Lehner
Edward J. Lehner Date 6/22/2012

On behalf of Ryerson Inc.

/s/ Roger W. Lindsay
Roger W. Lindsay Senior Vice President, Human Resources